Filed Pursuant to Rule 424(b)(3)
File No. 333-281867
PROSPECTUS
23,400,000 Subordinate Voting Shares Offered by the Selling Shareholders

This prospectus relates to the offer and resale by the selling shareholders named herein or their transferees, from time to time, of up to an aggregate of 23,400,000 subordinate voting shares, no par value (“Subordinate Voting Shares”), consisting of: (i) 4,000,000 Subordinate Voting Shares, and (ii) 19,400,000 Subordinate Voting Shares issuable upon exercise of outstanding warrants held by such selling shareholders to purchase up to 19,400,000 Subordinate Voting Shares from us at a price of $1.00 per Subordinate Voting Share (the “Warrants”). The selling shareholders acquired the Warrants in a private placement transaction. We are registering the offer and sale of the Subordinate Voting Shares by the selling shareholders to satisfy a post-closing obligation that we granted to the selling shareholders in the private placement transaction pursuant to which the Warrants were issued. The registration of these Subordinate Voting Shares does not necessarily mean that any of our Subordinate Voting Share will be sold by the selling shareholders. We will not receive any of the proceeds from the sale of the Subordinate Voting Shares offered by the selling shareholders hereunder, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. An entity affiliated with James Cacioppo, the Company’s Chief Executive Officer, Chairman and Founder, and Denis Arsenault, a Founder and significant equity holder of the Company, are each selling shareholders under this Prospectus.
The selling shareholders may offer the shares pursuant to this prospectus from time to time through public or private transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may sell the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. If agents, underwriters or dealers are used to sell our common stock, any selling shareholder will name them and describe their compensation in a prospectus supplement. The applicable prospectus supplement and/or free writing prospectus may also add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or free writing prospectus, you should rely on the information in the prospectus supplement or free writing prospectus. You should carefully read this prospectus and any prospectus supplement and free writing prospectus accompanying this prospectus, together with any documents incorporated by reference herein or therein, before you invest in our Subordinate Voting Shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution.” For further information regarding the selling shareholders, see “Selling shareholders.
Our Subordinate Voting Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “JUSH” and quoted on the OTCQX Best Market (the “OTCQX”) under the symbol “JUSHF.” The last reported sale price of our Subordinate Voting Shares on the CSE on September 12, 2024, was C$0.72 per share and on the OTCQX on September 12, 2024, was $0.54 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the CSE, OTCQX or any securities market or other exchange of the Subordinate Voting Shares, if any, covered by the applicable prospectus supplement.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.
We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 6 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is September 13, 2024.

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ABOUT THIS PROSPECTUS
Unless the context otherwise requires, the terms “Jushi,” “the Company,” “we,” “us” and “our” in this prospectus refer to Jushi Holdings Inc. and its subsidiaries, and “this offering” refers to the offering contemplated by this prospectus.
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, the selling shareholders may, from time to time, offer and sell up to 23,400,000 Subordinate Voting Shares, as described in this prospectus, in one or more offerings. When the selling shareholders elect to make an offer of any Subordinate Voting Shares pursuant to the registration statement of which this prospectus forms a part, we, or parties acting on our behalf, will, if required, provide a prospectus supplement and/or free writing prospectus that will contain specific information about the terms of that offering. Any prospectus supplement or free writing prospectus may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus.
We urge you to carefully read this prospectus, any applicable prospectus supplement and any free writing prospectuses we or a selling shareholder has authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any Subordinate Voting Shares.
You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses used in connection with a specific offering. Neither we nor any selling shareholder has authorized anyone to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus that we or a selling shareholder may authorize to be provided to you.
This prospectus, any applicable supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any Subordinate Voting Shares other than the registered Subordinate Voting Shares to which they relate, nor do this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy Subordinate Voting Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Subordinate Voting Shares discussed under the heading “Risk Factors” contained herein and in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.
Company Overview
We are a vertically integrated, multi-state cannabis operator engaged in retail, distribution, cultivation, and processing in both medical and adult-use markets. Our management team is focused on building a diverse portfolio of cannabis assets through opportunistic investments and pursuing application opportunities in attractive limited license jurisdictions and capitalizing on such assets through strategic deployment in our day-to-day business operations. We have targeted assets in highly populated, limited license medical markets that are on a trajectory toward adult-use legalization, including Pennsylvania and Virginia, markets that have recently transitioned to adult-use, namely Ohio, limited license adult-use markets such as Illinois, Nevada and Massachusetts, and certain municipalities of California.
Our Subordinate Voting Shares are listed for trading in Canada on the CSE under the ticker symbol “JUSH” and quoted in the United States on the OTCQX under the ticker symbol “JUSHF.”
Key Markets Overview
Pennsylvania Operations:
We, through our subsidiaries, currently hold six medical marijuana dispensary permits issued by the Pennsylvania Department of Health allowing for eighteen medical dispensaries in Pennsylvania, seventeen of which are currently operational under the BEYOND/HELLO™ brand, and one of which is currently being relocated within its permit’s geographical region. We also currently hold a medical marijuana grower-processor permit issued by the Pennsylvania Department of Health allowing for, and currently operate, a 123,000 sq. ft. cannabis cultivation and processing facility in Scranton, Pennsylvania, through our subsidiary Pennsylvania Medical Solutions, LLC.
Illinois Operations:
We, through our subsidiaries, currently hold five cannabis dispensing organization licenses issued by the Illinois Department of Financial Regulation for five adult-use dispensaries in Illinois, four of which are currently operational under the BEYOND/HELLO™ brand and one of which we expect to be open to the public in the fourth quarter of 2024, and all five of which operate or will operate under the BEYOND/HELLO™ brand. Two of the four operational adult-use dispensaries have co-located medical cannabis dispensing licenses issued by the Illinois Department of Financial Regulation. The fifth dispensary will not have a co-located medical cannabis dispensing license.
Virginia Operations:
We, through our subsidiaries, currently hold one pharmaceutical processor permit and five cannabis dispensing facility permits, each issued by the VA CCA, collectively allowing for, and we currently operate, six medical dispensaries under the BEYOND/HELLO™ brand in Virginia. The aforementioned pharmaceutical processor permit issued by the Virginia Board of Pharmacy further entitles us to, and currently operate, a 93,000 sq. ft. cannabis cultivation and processing facility in Manassas, Virginia, through our subsidiary Dalitso LLC.

Massachusetts Operations:
We, through our subsidiaries, currently hold two marijuana retailer licenses issued by the Massachusetts Cannabis Control Commission for, and currently operate, two adult-use dispensaries under the Nature’s Remedy™ brand in Massachusetts. One of the dispensaries has a co-located medical treatment center license issued by the Massachusetts Cannabis Control Commission allowing retail medical sales. We also currently hold marijuana product cultivator, marijuana cultivation and marijuana treatment center licenses all issued by the Massachusetts Cannabis Control Commission collectively for, and we operate, a 50,000 sq. ft. adult-use and medical cultivation and production facility in Lakeville, Massachusetts.
California Operations:
We, through our subsidiaries, currently hold Type 10 adult-use and medicinal retail licenses issued by the California Department of Cannabis Control for two adult-use dispensaries in California, of which one is currently operational under the BEYOND/HELLO™ brand as an adult use store only.
Nevada Operations:
We, through our subsidiaries, currently hold adult-use and medical licenses issued by the Nevada Cannabis Control Board for, and we currently operate, four dispensaries Nevada, three of which are currently operational under the Nuleaf™ brand and one of which is currently operational under the BEYOND/HELLO™ brand. We also currently hold adult-use and medical cultivation licenses issued by the Nevada Cannabis Control Board for, and currently operate, a 27,000 sq. ft. cultivation facility in Sparks, Nevada, as well as adult-use and medical production licenses issued by the Nevada Cannabis Control Board, and currently operate, a 13,000 sq. ft. processing facility in Reno, Nevada.
Ohio Operations:
We, through our subsidiaries, currently hold a dual-use (medical and non-medical cannabis) dispensary license issued by the ODCC for, and we currently operate, one medical and adult-use dispensary under the BEYOND/HELLO™ brand in Ohio. We also have a 10(B) Dispensary License to add an additional dual-use dispensary, the application process for which is ongoing as of the date of this Prospectus. We also currently hold a dual-use cultivator level II for, and currently operate, a 10,000 sq. ft. cultivation facility in Toledo, Ohio. We also currently hold a dual-use processor license for, and currently operate, a 7,000 sq. ft. processor facility in Columbus, OH.
Corporate Information
Our principal executive offices are located at 301 Yamato Road, Suite 3250, Boca Raton, Florida 33431 and our telephone number is (561) 617-9100. We maintain a website at http://www.jushico.com. The information contained on, or accessible through, our website is not part of this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our Subordinate Voting Shares.
Term Loan and Warrants
As more particularly described in the section entitled “Selling Shareholders,” the Subordinate Voting Shares are being registered under this Registration Statement in order for us to comply with a post-closing obligation under a Credit Agreement we entered into on July 31, 2024. Each of the selling shareholders is a lender under the Credit Agreement.

Implications of Being an Emerging Growth Company and Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:
•being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•an extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act;
•reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;
•exemptions from the requirements to hold a non-binding advisory vote on executive compensation or seek shareholder approval of golden parachute arrangements not previously approved; and
•an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, (the “Sarbanes-Oxley Act”) in the assessment of our internal control over financial reporting.
We expect to take advantage of some or all of the reduced reporting and other requirements that will be available to us as long as we qualify as an emerging growth company. We will, in general, remain an emerging growth company for up to five full fiscal years from the effectiveness of our initial effective registration statement in August 2022. We will cease to be an emerging growth company and become ineligible to rely on the above exemptions, if we:
•have $1.235 billion or more in annual revenue in a fiscal year;
•issue more than $1.0 billion of non-convertible debt during any three-year period; or
•become a “large accelerated filer” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock (i.e. our Subordinate Voting Shares) held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock (i.e. our Subordinate Voting Shares) held by non-affiliates is less than $700 million. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation.
The selling shareholders may sell the Subordinate Voting Shares directly to investors or through underwriters, dealers or agents. The selling shareholders, and the selling shareholders’ underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of Subordinate Voting Shares. If a selling shareholder does offer securities through underwriters or agents, we will include in the applicable prospectus supplement:
•the names of those underwriters or agents;
•applicable fees, discounts and commissions to be paid to them; and
•details regarding over-allotment options, if any.

The Offering

Subordinate Voting Shares Offered by the Selling Shareholders:	23,400,000

Terms of the Offering:	Each selling shareholder will determine when and how it will sell the Subordinate Voting Shares offered in this prospectus, as described in “Plan of Distribution.”

Use of Proceeds:	We will not receive any proceeds from the sale of Subordinate Voting Shares covered by this prospectus.

Offering Price:	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or privately negotiated prices

Risk Factors:
You should read the “Risk Factors” section beginning on page 6 and other information included in, or incorporated into, this prospectus for a discussion of factors to consider carefully before deciding to invest in our Subordinate Voting Shares.

Stock Exchange Listing:	The Subordinate Voting Shares are listed on the Canadian Securities Exchange under the symbol “JUSH” and trade on the OTCQX Best Market under the symbol “JUSHF.”

RISK FACTORS
An investment in our Subordinate Voting Shares involves a high degree of risk. Prior to making a decision about investing in our Subordinate Voting Shares, you should consider carefully the specific risk factors discussed in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 1, 2024, which is incorporated in this prospectus by reference in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be unduly relied upon to anticipate results or trends in future periods. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our Subordinate Voting Shares could decline, and you might lose all or part of your investment. Please also carefully read the section below titled “Cautionary Note Regarding Forward-Looking Statements.”
We are an “emerging growth company” and a “smaller reporting company” and will be able take advantage of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make our Subordinate Voting Shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act and, for as long as we continue to be an emerging growth company, we are permitted and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock (i.e. our Subordinate Voting Shares) that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.
We are permitted and intend to take advantage of these reporting exemptions described above until we are no longer an emerging growth company. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock (i.e. our Subordinate Voting Shares) held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock (i.e. our Subordinate Voting Shares) held by non-affiliates is less than $700 million. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. If we are a smaller reporting company at the time we cease to be an emerging growth company, we are permitted and may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation.
We cannot predict if investors will find our Subordinate Voting Shares less attractive if we choose to rely on these exemptions. If some investors find our Subordinate Voting Shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Subordinate Voting Shares and the price of our Subordinate Voting Shares may be more volatile.

Sales of substantial amounts of Subordinate Voting Shares by a selling shareholder, or the perception that sales could occur, could adversely affect the trading price of our shares of Subordinate Voting Shares.
The sale by the selling shareholders of a significant number of shares of Subordinate Voting Shares could have a material adverse effect on the trading price of our Subordinate Voting Shares. In addition, the perception in the public markets that the selling shareholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our Subordinate Voting Shares. We cannot predict the effect, if any, that market sales of those shares of Subordinate Voting Shares or the availability of those shares of Subordinate Voting Shares for sale will have on the market price of our Subordinate Voting Shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference contain forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal”, or the negative of those words or other similar or comparable words. Any statements contained or incorporated by reference in this prospectus that are not statements of historical facts may be deemed to be forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, results of operations and future growth prospects.
Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments. These statements speak only as of the date they are made and are based on information currently available and on the then-current expectations of the party making the statement and assumptions concerning future events, which are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from that which was expressed or implied by such forward-looking statements, including, but not limited to, risks and uncertainties related to: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of the Company; the Company’s history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of the Company; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to the Company; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the Company’s current amount of indebtedness; risks relating to the need to raise additional capital either through debt or equity financing; risks relating to the management of growth; costs associated with the Company being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; risks relating to the expansion and optimization of the grower-processor in Pennsylvania, the vertically integrated facilities in Virginia and Massachusetts and the facility in Nevada; risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; risks related to challenges from governmental authorities with respect to the Company’s tax credits; and risks related to the Company’s critical accounting policies and estimates; and other risks described in this prospectus or in the documents incorporated herein by reference and described from time to time in other documents filed by us with the SEC.
Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as well as any amendments thereto, filed with the SEC. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.
We discuss in greater detail many of these risks under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale or other disposition of the Subordinate Voting Shares offered by the selling shareholders hereunder, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash.
We will bear certain costs associated with the registration of the Subordinate Voting Shares by the selling shareholders. However, the selling shareholders will bear any brokerage commissions, transfer taxes or underwriting commissions and discounts attributable to their sale of Subordinate Voting Shares. For more information, see “Selling Shareholders”.

SELLING SHAREHOLDERS
The selling shareholders named below may offer, from time to time, up to an aggregate of 23,400,000 shares of our common stock issuable upon the exercise of the Warrants.
On July 31, 2024, we and certain of our subsidiaries entered into a Credit Agreement with certain lenders and Argent Institutional Trust Company, as agent (the “Credit Agreement”). The Credit Agreement provides for a $48.5 million senior secured term loan, which was fully drawn by us at closing. The selling shareholders named in this prospectus are lenders (“Lenders”) under the Credit Agreement. At closing we issued Warrants to the Lenders to purchase up to 19,400,000 Subordinate Voting Shares. The Warrants are exercisable until July 31, 2029, at a price per share of $1.00 per Subordinate Voting Share. The number of Subordinate Voting Shares issuable upon exercise of the Warrants and the exercise price may be adjusted for certain events, including stock dividends, stock splits, recapitalizations, and reclassifications. If we undergo a certain type of Acquisition (as defined in the Warrants), we’re required to cause the acquiror to repurchase for cash the remaining unexercised Warrants at a price determined using a Black-Scholes option pricing model.
The Subordinate Voting Shares are being registered in this Registration Statement in order for us to comply with a post-closing obligation in the Credit Agreement. The post-closing obligation requires us to register for resale the Subordinate Voting Shares issuable upon the exercise of the Warrants and such other Subordinate Voting Shares as the lenders may require us to register prior to the filing of this Registration Statement. For more information regarding the Credit Agreement and the Warrants, refer to our Current Report on Form 8-K, filed with the SEC on August 6, 2024, which is incorporated herein by reference. Each of the selling shareholders is a Lender under the Credit Agreement.
The following table sets forth the names of the selling shareholders and the number of Subordinate Voting Shares held as of August 30, 2024. Information in the table below with respect to beneficial ownership has been furnished by the selling shareholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. All percentages in the following tables are based on a total of 196,696,597 shares of our common stock outstanding as of August 30, 2024.
The selling shareholders named below may sell all, some or none of their Subordinate Voting Shares. In addition, the selling shareholders named in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Subordinate Voting Shares in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. We do not know if the selling shareholders named below actually will sell Subordinate Voting Shares pursuant to this prospectus, or the number of Subordinate Voting Shares that they will sell. For the purposes of the table below, we assume that the selling shareholders will sell all of their Subordinate Voting Shares covered by this prospectus.
Information about additional selling shareholders, if any, including their identities and the Subordinate Voting Shares to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling shareholder may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary.

Name of Selling Shareholder	Subordinate Voting Shares Beneficially Owned Before Resale	Subordinate Voting Shares to be Offered for the Selling Shareholder’s Account	Subordinate Voting Shares Beneficially Owned by the Selling Shareholder After Resale	Percent of Subordinate Voting Shares Beneficially Owned by the Selling Shareholder After Resale
Entities affiliated with Whitebox Advisors LLC(1)	8,000,000	8,000,000	—	*
Serpentine Capital Management III LLC(2)	3,600,000	3,600,000	—	*
Denis Arsenault(3)	27,180,494	6,800,000	20,380,494	9.43%
Two Seas Global (Master) Fund LP(4)	2,200,000	2,200,000	—	*
Entities affiliated with Green Opportunities LLC(5)	1,600,000	1,600,000	—	*
CF Special Situation Fund I LP(6)	800,000	800,000	—	*
Ashwath Mehra(7)	1,954,156	400,000	—	*
__________________
*Less than 1%.
(1)Consists of: (i) 2,800,000 subordinate voting shares underlying Warrants held by Whitebox Relative Value Partners, L.P. (“Relative Value”); (ii) 600,000 subordinate voting shares underlying Warrants held by Whitebox GT Fund LP (“GT”); and (iii) 4,600,000 subordinate voting shares underlying Warrants held by Whitebox Multi-Strategy Partners, L.P. (together with (together with Relative Value and GT, the “Whitebox Funds”). According to information provided by Whitebox Advisors LLC (“WBA”), WBA is the investment manager of the Whitebox Funds and holds voting and dispositive power over the subordinate voting shares and may be deemed to beneficially own the shares held by the Whitebox Funds. WBA is owned by Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, Simon Waxley and Blue Owl GP Stakes II (A), LP, a non-voting member (collectively, the “Control Persons”). The address for the Whitebox Funds is 3033 Excelsior Boulevard, Suite 500, Minneapolis, Minnesota 55416. All Control Persons disclaim beneficial ownership of the subordinate voting shares held by the Whitebox Funds, except to the extent of his or its direct or indirect economic interest in WBA or any Whitebox Fund.
(2)Consists of 3,600,000 subordinate voting shares underlying Warrants held by Serpentine Capital Management III, LLC. According to information provided by Serpentine Capital Management III, LLC, James Cacioppo is the control person of Serpentine Capital Management III, LLC. James Cacioppo is also the Chief Executive Officer and Chairman of the Board of Directors of the Company and a significant equityholder, as well as a beneficial owner of the Company’s 12% Second Lien Notes due 2026. The address for Serpentine Capital Management III, LLC and James Cacioppo is 301 E Yamato Road, Suite 3191, Boca Raton, FL 33431.
(3)Consists of: (i) 4,000,000 subordinate voting shares held by Denis Arsenault, and (ii) 2,800,000 subordinate voting shares underlying Warrants held by Denis Arsenault. Mr. Arsenault is also a founder of the Company and significant equityholder, as well as a beneficial holder of the Company’s 12% Second Lien Notes due 2026.The address for Denis Arsenault is 344 Main Street, Suite B, Shediac, New Brunswick, Canada E4P 2E8.
(4)Consists of 2,200,000 subordinate voting shares underlying Warrants held by Two Seas Global (Master) Fund LP. Sina Toussi is the control person. The address for Two Seas Global (Master) Fund LP is 32 Elm Place, 3rd Floor, Rye, New York 10580.
(5)Consists of 1,600,000 subordinate voting shares underlying Warrants held by ATW Opportunities Master Fund II, L.P. (“ATWO”). Green Opportunities LLC is the wholly-owned subsidiary of ATWO. Green Opportunities LLC is managed by ATW Partners Opportunities Fund II GP, LLC (“ATWP”). ATWP is controlled by Kerry Propper and Antonio Ruiz-Gimenez (the “Control Persons”). The Control Persons disclaim beneficial ownership of the subordinate voting shares held by Green Opportunities LLC. The address for Green Opportunities LLC is 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.
(6)Consists of 800,000 subordinate voting shares underlying Warrants held by CF Special Situation Fund I LP. According to information provided by CF Special Situation Fund I LP, Robert C Clutterbuck is the control person of CF Special Situation Fund I LP. The address for CF Special Situation Fund I LP is 50 Public Square, Suite 4100, Cleveland, Ohio 44113.
(7)Consists of 400,000 subordinate voting shares underlying Warrants held by Ashwath Mehra. The address for Ashwath Mehra is Oberwiler Kirchweg 4, 6300 Zug, Switzerland.

DESCRIPTION OF CAPITAL STOCK
Under our Notice of Articles, we are authorized to issue an unlimited number of Subordinate Voting Shares, an unlimited number of Multiple Voting Shares, an unlimited number of Super Voting Shares and an unlimited number of Preferred Shares. We currently do not have any Super Voting Shares, Multiple Voting Shares, or Preferred Shares outstanding. Neither Super Voting Shares nor Multiple Voting Shares are being registered for sale by us or for resale by the selling shareholder under this prospectus.
Our issued and outstanding Subordinate Voting Shares are duly authorized, validly issued, fully paid and nonassessable.
The following summary description of our Subordinate Voting Shares and preferred shares is based on the provisions of our Articles of Incorporation (“Articles”). This information is qualified entirely by reference to the applicable provisions of our Articles as currently in effect, which are filed as an exhibit to the registration statement of which this prospectus is part. Any capitalized terms used in this summary that are not otherwise defined herein have the meanings ascribed to such terms in our Articles. For information on how to obtain copies of our Articles, see the section of this prospectus entitled “Where You Can Find More Information.”
Subordinate Voting Shares
Voting Rights. Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of our shareholders, except a meeting of which only holders of another particular class or series of shares shall have the right to vote. At each such meeting, holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held. Voting rights of the Subordinate Voting Shares are non-cumulative.
Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, we may not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Subordinate Voting Shares. A special resolution means either: (a) a resolution approved by two-thirds of the votes cast on the resolution at a properly called meeting of shareholders, or (b) a resolution approved in writing by all of the shareholders holding shares that carry the right to vote on the matter at a shareholders meeting.
Dividends. Holders of Subordinate Voting Shares are entitled to receive, as and when declared by the directors, dividends in cash or our property. No dividend will be declared or paid on the Subordinate Voting Shares unless we simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares, if any.
Liquidation, Dissolution or Winding-Up. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of Subordinate Voting Shares are, subject to the prior rights of the holders of any shares ranking in priority to the Subordinate Voting Shares (including any Preferred Shares ranking in priority to the Subordinate Voting Shares), entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis )and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).
Rights to Subscribe; Pre-Emptive Rights. Holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.
Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.
Conversion. In the event that (1) an offer is made to purchase Multiple Voting Shares or Super Voting Shares, and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Subordinate Voting Shares are then listed, to be made to all or substantially all the holders of Multiple Voting Shares or Super Voting Shares, as applicable, in a province or territory of Canada to which the requirement applies, and (2) a concurrent equivalent offer is not made in respect of the Subordinate Voting Shares, then each Subordinate Voting Share shall become convertible at the option of the holder into Multiple Voting Shares or Super Voting Shares, as applicable, at the inverse of the Conversion Ratio (as defined in the Articles, as applicable) then in effect, at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares or Super Voting Shares, as applicable, under the offer, and for no other reason, and shall not provide holders of Subordinate Voting Shares any beneficial ownership of Multiple Voting Shares or Super Voting Shares, as applicable, but only in the consideration under the offer. In such event, the transfer agent for the Subordinate Voting Shares shall deposit under the offer the resulting Multiple Voting Shares or Super Voting Shares, as applicable, on behalf of the holder. If Multiple Voting Shares or Super Voting Shares, as applicable, resulting from the conversion and deposited pursuant to the offer are withdrawn by the holder or are not taken up by the offeror, or the offer is abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Multiple Voting Shares or Super Voting Shares, as applicable, being taken up and paid for, the Multiple Voting Shares or Super Voting Shares, as applicable, resulting from the conversion will be automatically re-converted into Subordinate Voting Shares at the Conversion Ratio then in effect, shall be deemed to have never been outstanding, and a share certificate representing the Subordinate Voting Shares or electronic evidence of such Subordinate Voting Shares issued in a non-certificate manner will be sent to the holder by the transfer agent. In the event that the offeror takes up and pays for the Multiple Voting Shares or Super Voting Shares, as applicable, resulting from conversion, the transfer agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.
Take-Over Bid Protections
The following provisions, including those summarized from the Articles and the Business Corporations Act (British Columbia) (the “BCBCA”), may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including an attempt that might result in the shareholder’s receipt of a premium over the market price of such shareholder’s Subordinate Voting Shares.
Authorized but Unissued Shares. The authorized but unissued Subordinate Voting Shares, Multiple Voting Shares, Super Voting Shares and Preferred Shares will be available for issuance without shareholder approval, subject to any limitations imposed by the listing standards of the Canadian Securities Exchange. In addition, the Preferred Shares may be issued in series, with the special rights and restrictions attached to each series to be determined by the board of directors, if, as and when created and issued. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Subordinate Voting Shares, Multiple Voting Shares, Super Voting Shares and Preferred Shares enables our board of directors to make it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Number of Directors and Casual Vacancies. Pursuant to our Articles and the BCBCA, between annual meetings of shareholders, the board of directors may, without any requirement to seek shareholder approval, increase the number of the then current directors by up to one-third. In addition, the board of directors has the authority to fill any casual vacancies caused by the resignation or retirement of any director without seeking shareholder approval of the new appointee. This may ultimately make it more difficult or discourage an attempt to obtain control of our board of directors at the next annual meeting of shareholders.
Advance Notice Policy. Jushi has adopted an advance notice policy (the “Advance Notice Policy”) which requires shareholders who wish to nominate candidates for election as directors to provide Jushi with timely notice thereof in proper written form. The Advance Notice Policy is intended to: (a) provide all shareholders, including those participating in a meeting of shareholders by proxy, with adequate notice of director nomination, thus enabling them to exercise their votes in an informed manner; (b) ensure the board of directors has the opportunity to make an informed recommendation and, if appropriate, present alternatives to shareholders; and (c) facilitate an orderly and effective meeting process. Subject only to the requirements of the BCBCA, applicable securities laws and the Articles, only persons who are nominated in accordance with the procedures set out in the Advance Notice Policy shall be eligible for election as directors to the board of directors. The Advance Notice Policy will make it more difficult or discourage an attempt to obtain control of our board of directors without providing equitable notice to us and other shareholders in advance of any shareholder meeting.
Shareholder Rights Plan. Pursuant to the powers provided under the Articles, our board of directors has the authority to, if determined to be in the best interests of Jushi and its shareholders, adopt a shareholder rights plan as a defensive tactic prior to or in response to a potential take-over bid. Such shareholder rights plans do not require shareholder approval and can serve to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Coattail Agreement. There are currently no Super Voting Shares or Multiple Voting Shares issued and outstanding. Under applicable Canadian law, an offer to purchase Super Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares or Multiple Voting Shares. In accordance with the rules applicable to most issuers with dual class share structures in Canada, in the event of a take-over bid, the holders of Subordinate Voting Shares or of Multiple Voting Shares must be entitled to participate on an equal footing with holders of Super Voting Shares.
As a result, if in the future we decide to issue Super Voting Shares, as a condition to the issuance of such shares, we would enter into a coattail agreement with the holders of the Super Voting Shares and Odyssey Trust Company or some other trustee, which we refer to as the “Coattail Agreement”. Such Coattail Agreement would contain provisions customary for dual class, listed corporations designed to prevent transactions that would otherwise deprive the holders of Subordinate Voting Shares or of Multiple Voting Shares of rights under applicable provincial take-over bid legislation to which they would have been entitled if the Super Voting Shares had been Subordinate Voting Shares or Multiple Voting Shares.
Among other terms and conditions that would be contained in the Coattail Agreement and would be subject to negotiation and approval of our board of directors, the holders of the Super Voting Shares and the trustee, the undertakings in the Coattail Agreement would not apply to prevent a sale by any holder of Super Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares and Multiple Voting Shares that:
•offers a price per Subordinate Voting Share or Multiple Voting Share (on an as converted to Subordinate Share basis) at least as high as the highest price per share paid pursuant to the take-over bid for the Super Voting Shares (on an as converted Subordinate Voting Share basis);
•provides that the percentage of outstanding Subordinate Voting Shares or Multiple Voting Shares be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Super Voting Shares to be sold (exclusive of Super Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);
•has no condition attached other than the right not to take up and pay for the Subordinate Voting Shares or Multiple Voting Shares tendered if no shares are purchased pursuant to the offer for Super Voting Shares; and
•is in all other material respects identical to the offer for Super Voting Shares.
Listing
Our Subordinate Voting Shares are listed on the CSE under the trading symbol “JUSH” and are quoted on the OTCQX under the symbol “JUSHF.” Our preferred shares are not listed on any stock market or exchange. The applicable prospectus supplement will contain information, where applicable, as to any listing on a securities market or other exchange of the preferred shares covered by such prospectus supplement.

Transfer Agent
The transfer agent for our Subordinate Voting Shares is Odyssey Trust Company. The transfer agent for any series of preferred shares that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

PLAN OF DISTRIBUTION
The selling shareholders, which shall include donees, pledgees, transferees or other successors-in-interest selling the Subordinate Voting Shares or interests in the Subordinate Voting Shares received after the date of this prospectus from a selling holder as a gift, pledge, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Subordinate Voting Shares or interests in the Subordinate Voting Shares on any stock exchange, market or trading facility on which the Subordinate Voting Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through agreements between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted by applicable law.
The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Subordinate Voting Shares held by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Subordinate Voting Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the Warrants or Subordinate Voting Shares in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell Subordinate Voting Shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of Subordinate Voting Shares offered by this prospectus, which Subordinate Voting Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the Subordinate Voting Shares offered by them will be the purchase price of the Subordinate Voting Shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Subordinate Voting Shares to be made directly or through agents. We will not receive any of the proceeds from this offering, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash.
The selling shareholders also may resell all or a portion of the Subordinate Voting Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Subordinate Voting Shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Subordinate Voting Shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the Subordinate Voting Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
If underwriters are used in the sale, the Subordinate Voting Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of Subordinate Voting Shares, underwriters may receive compensation from the selling shareholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling shareholders use an underwriter or underwriters to effectuate the sale of Subordinate Voting Shares, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those Subordinate Voting Shares. To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those Subordinate Voting Shares will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all the Subordinate Voting Shares offered by such prospectus supplement if any of such Subordinate Voting Shares are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Subordinate Voting Shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Subordinate Voting Shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part, effective until the earlier of (1) such time as all of the Subordinate Voting Shares issuable upon exercise of the Warrants covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares underlying the Warrants may be sold without restriction or volume limitation pursuant to Rule 144 of the Securities Act.

CERTAIN CANADIAN FEDERAL INCOME TAX
CONSIDERATIONS FOR UNITED STATES RESIDENTS
The following is, at the date hereof, a summary of certain Canadian federal income tax considerations generally applicable to a holder of Subordinate Voting Shares who, at all relevant times, (A) for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at “arm’s length” with us, (iii) holds all Subordinate Voting Shares as capital property, (iv) does not use or hold any of the Subordinate Voting Shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada, (v) is not an insurer who carries on an insurance business in Canada and elsewhere, and (vi) is not an “authorized foreign bank”, and (B) for the purposes of the Canada-U.S. Tax Convention (1980) (the “Tax Treaty”), (i) is a resident of the U.S., (ii) has never been a resident of Canada, and (iii) who qualifies for the full benefits of the Tax Treaty. Holders of Subordinate Voting Shares who meet all of the above criteria are referred to herein as “U.S. Holders”, and this summary only addresses such U.S. Holders.
This summary is based on the current provisions of the Canadian Tax Act in force as of the date hereof, the regulations thereunder in force at the date hereof (the “Regulations”), the current provisions of the Tax Treaty, in force as of the date hereof, and an understanding of the administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, which we refer to as the “Proposed Amendments”, and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ significantly from those discussed in this summary.
For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Subordinate Voting Shares generally must be converted into Canadian dollars, including dividends, adjusted cost base and proceeds of disposition, using the single daily exchange rate as quoted by the Bank of Canada for the relevant day, or such other rate of exchange that is acceptable to the Canada Revenue Agency.
THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. HOLDER, AND NO REPRESENTATION WITH RESPECT TO THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO ANY PARTICULAR U.S. HOLDER OR PROSPECTIVE U.S. HOLDER IS MADE. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. ACCORDINGLY, ALL PROSPECTIVE HOLDERS (INCLUDING U.S. HOLDERS AS DEFINED ABOVE) SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.
Withholding Tax on Dividends
Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on Subordinate Voting Shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Canadian Tax Act, the rate of withholding is 25% of the gross amount of the dividend. Under the Tax Treaty, the withholding tax rate on any such dividend beneficially owned by a U.S. Holder is generally reduced to 15% or, in the case of an eligible U.S. Holder that is a U.S. company that beneficially owns at least 10% of our voting stock, 5% of the gross amount of such dividends.
Dispositions of Subordinate Voting Shares
A U.S. Holder who disposes, or is deemed to have disposed, of Subordinate Voting Shares will not be subject to income tax under the Canadian Tax Act in respect of any capital gain realized on such disposition or deemed disposition unless, at the time of such disposition or deemed disposition, the Subordinate Voting Shares are or are deemed to be “taxable Canadian property” (as defined in the Canadian Tax Act) to the U.S. Holder, and the gain is not exempt from tax pursuant to the terms of the Tax Treaty.

Provided that the Subordinate Voting Shares are listed on a “designated stock exchange” as defined in the Canadian Tax Act (which currently includes the Canadian Securities Exchange) at the time of disposition, the Subordinate Voting Shares will generally not constitute taxable Canadian property of the U.S. Holder at that time, unless at any time during the 60-month period immediately preceding the disposition, the following two conditions are met concurrently: (a) one or any combination of (i) the U.S. Holder, (ii) persons with whom the U.S. Holder did not deal at arm’s length, or (iii) partnerships in which the U.S. Holder or such non-arm’s length persons held a membership interest (either directly or indirectly through one or more partnerships), owned 25% or more of the issued shares of any class or series of our capital stock; and (b) more than 50% of the fair market value of the Subordinate Voting Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act) or an option in respect of, an interest in, or for civil law purposes, a right in, any such property, whether or not such property exists. The Subordinate Voting Shares may also be deemed to be taxable Canadian property to a U.S. Holder for purposes of the Canadian Tax Act in certain circumstances.
Non-Resident Holders whose Subordinate Voting Shares are taxable Canadian property should consult their own tax advisors.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion is a summary of certain U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) with respect to their purchase, ownership and disposition of Subordinate Voting Shares. This discussion is for general information only and is not tax advice. Accordingly, all prospective Non-U.S. Holders of our Subordinate Voting Shares should consult their tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership and disposition of our Subordinate Voting Shares.
This discussion is based on current provisions of the Internal Revenue Code, as amended (the “Code”), current, temporary and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to Non-U.S. Holders described in this prospectus. We assume in this discussion that a Non-U.S. Holder holds shares of our Subordinate Voting Shares as a capital asset (generally, property held for investment).
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Non-U.S. Holder in light of that Non-U.S. Holder’s individual circumstances nor does it address, except to the limited extent discussed below, any aspects of U.S. federal estate or gift taxes, or state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address the special tax rules applicable to particular Non-U.S. Holders, such as:
•banks, insurance companies and other financial institutions;
•tax-exempt organizations and governmental organizations;
•holders that own or are deemed to own more than 5% of our capital stock;
•brokers, traders or dealers in securities or currencies; traders in securities or other persons that elect to use a mark-to-market method of accounting for the holding in our Subordinate Voting Shares;
•regulated investment companies and real estate investment trusts;
•pension plans and tax-exempt retirement plans;
•controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•passive foreign investment companies; persons subject to the U.S. federal alternative minimum tax or the 3.8% tax on net investment income;
•holders who hold or receive our Subordinate Voting Shares pursuant to the exercise of employee stock options or otherwise as compensation;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by one or more qualified foreign pension funds;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to our Subordinate Voting Shares being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);
•persons deemed to sell our Subordinate Voting Shares under the constructive sale provisions of the Code;
•owners that hold our Subordinate Voting Shares as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and
•certain U.S. expatriates or former citizens or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements treated as partnerships) or other pass-through entities, or persons who hold our Subordinate Voting Shares through partnerships (or entities or arrangements treated as partnerships) or other pass-through entities, in each case for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our Subordinate Voting Shares should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our Subordinate Voting Shares through a partnership (or entity or arrangement treated as a partnership) or other pass-through entity, as applicable.
We have not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, or that any such challenge would not be sustained by a court.
NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SUBORDINATE VOTING SHARES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a Non-U.S. Holder means a beneficial owner of our Subordinate Voting Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. person. For purposes of this discussion, a U.S. person is:
•an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes;
•a corporation, or any other entity or organization taxable as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S., any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect to be treated as a U.S. person.
We are and expected to continue to be a Canadian corporation as of the date of this registration statement. We are treated as a Canadian resident company under the Canadian Tax Act, as amended, and are subject to Canadian income taxes.
We are also treated as a U.S. corporation subject to U.S. federal income tax pursuant to Section 7874 of the Code and are also subject to U.S. federal income tax on our worldwide income. As a result, we are subject to taxation both in Canada and the U.S. A number of material U.S. federal income tax consequences may result from our classification under Section 7874 of the Code, and this summary is not intended to describe all such U.S. federal income tax consequences. Section 7874 of the Code and the Treasury Regulations promulgated thereunder do not address all the possible tax consequences that arise from our treatment as a U.S. corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences that are not discussed in this summary. Each holder should seek tax advice, based on such shareholder’s particular circumstances, from an independent tax advisor.
Distributions on Our Subordinate Voting Shares
We have not made distributions on our Subordinate Voting Shares in the past and currently do not plan to make any distributions for the foreseeable future. However, if we do make distributions of cash or property on our Subordinate Voting Shares, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment, up to such holder’s tax basis in the Subordinate Voting Shares. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Disposition of Our Subordinate Voting Shares.”
Subject to the discussion below on backup withholding and FATCA (defined below), dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of our Subordinate Voting Shares who claims the benefit of an applicable income tax treaty generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or other appropriate version of IRS Form W-8 or successor form) and satisfy applicable certification and other requirements. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States. and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States, are generally exempt from the 30.0% withholding tax if the Non-U.S. Holder satisfies applicable certification and disclosure requirements by timely providing a properly executed IRS Form W-8ECI (or successor form) properly certifying such exemption. In addition, the Non-U.S. Holder will be required to update such forms and certifications from time to time as required by law. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. In addition, any U.S. effectively connected income received by a Non-U.S. Holder that is a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) may also, under certain circumstances, be subject to an additional U.S. federal branch profits tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. federal income tax return with the IRS.
Gain on Sale, Exchange or Other Disposition of Our Subordinate Voting Shares
Subject to the discussion below on backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of our Subordinate Voting Shares unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such Non-U.S. Holder in the United States, in which case the Non-U.S. Holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons and, if the Non-U.S. Holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), it also may be subject to a U.S. federal branch profits tax at a rate of 30.0% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain;
•the Non-U.S. Holder is a nonresident alien individual for U.S. federal income tax purposes who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30.0% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder, if any (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or
•we are, or have been, at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period, if shorter) a U.S. real property holding corporation for U.S. federal income tax purposes. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50.0% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or were to become a U.S. real property holding corporation, gains realized by a Non-U.S. Holder on a disposition of our Subordinate Voting Shares will not be subject to U.S. federal income tax under this rule if our Subordinate Voting Shares is regularly traded on an established securities market and the Non-U.S. Holder holds no more than 5.0% of our outstanding Subordinate Voting Shares, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Subordinate Voting Shares. No assurance can be provided that our Subordinate Voting Shares will be regularly traded on an established securities market for purposes of the rules described above.
U.S. Federal Estate Tax
Property having a U.S. situs generally is includible in the gross estate of an individual Non-U.S. Holder for U.S. federal estate tax purposes. Because we are a U.S. corporation, our Subordinate Voting Shares will be U.S. situs property for U.S. federal estate tax purposes and, therefore, generally will be included in the gross estate of an individual who is a Non-U.S. Holder at the time of his or her death, unless an applicable estate tax treaty provides otherwise.
Backup Withholding and Information Reporting
Generally, we (or the applicable withholding agent) must report annually to the IRS and to each Non-U.S. Holder payments of dividends on our Subordinate Voting Shares to such holder and the tax withheld, if any, with respect to such dividends, along with certain other information. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding with respect to dividends on our Subordinate Voting Shares. Dividends paid to Non-U.S. Holders subject to the U.S. withholding tax, as described above in “—Distributions on our Subordinate Voting Shares,” generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Subordinate Voting Shares by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or other agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.
Foreign Account Tax Compliance Act (FATCA)
Sections 1471 through 1474 of the Code and related Treasury regulations and guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax at a rate of 30.0% on certain payments (including on dividends on our Subordinate Voting Shares) that are made to certain non-U.S. entities (including foreign financial institutions and non-financial foreign entities, both as specifically defined under FATCA), unless such non-U.S. entities establish that they are compliant with or exempt from FATCA. To comply with FATCA, a foreign financial institution generally is required to register with the IRS, collect and provide to tax authorities information regarding U.S. account holders of such institution (including certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), and provide withholding agents with a certification that it is compliant with FATCA. A non-financial foreign entity generally is required to provide withholding agents with either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding substantial direct and indirect U.S. owners of the entity, or otherwise establishes an exemption from FATCA. An intergovernmental agreement between the U.S. and an applicable foreign country may, however, modify these requirements and these requirements are different from and in addition to the certification requirements described elsewhere in this discussion.
Subject to the recent Treasury Regulations described in the following sentence, FATCA applies to dividends paid on our Subordinate Voting Shares and to gross proceeds from sales or other dispositions of our Subordinate Voting Shares. The U.S. Treasury Department has proposed regulations, on which taxpayers generally may rely until final Treasury Regulations are issued, and which eliminate FATCA federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Subordinate Voting Shares. Amounts withheld under FATCA with respect to income that is also subject to the general U.S. federal withholding tax, as discussed above in “—Distributions on Our Subordinate Voting Shares,” will be applied against and reduce the amount of such other withholding tax. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Subordinate Voting Shares.
NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SUBORDINATE VOTING SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon by Stikeman Elliott LLP. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we name in any applicable prospectus supplement.
EXPERTS
Macias Gini & O'Connell LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2023, and for the year then ended as set forth in its report included in our annual report on Form 10-K for the year ended December 31, 2023 (which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern), which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part.
Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2022 and for each of the years in the two year period ended December 31, 2022 as set forth in its report included in our annual report on Form 10-K for the year ended December 31, 2023 (which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern), which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities offered by the selling shareholders under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.
We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC.
SEC filings are also available to the public at the SEC’s website at www.sec.gov. You may also access our SEC filings free of charge on our website at http://www.jushico.com. You should not consider information on our website to be part of this prospectus. In addition, periodic and current reports and copies of our Articles and Notice of Articles are available, free of charge, after the material is electronically filed with, or furnished to, the Canadian securities regulators on SEDAR+ at www.sedarplus.ca.

ADDITIONAL INFORMATION
On August 30, 2024, we filed a preliminary short form base shelf prospectus with Canadian securities regulatory authorities which, if and when made final and effective, will permit us or selling securityholders to offer and sell our securities, including the Subordinated Voting Shares offered by the selling shareholders hereby, in the provinces and territories of Canada for gross proceeds of up to C$350,000,000. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities on SEDAR+ at www.sedarplus.ca.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.
If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.
The documents listed below have been filed by us pursuant to the Exchange Act and are incorporated by reference in this prospectus:
•Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024;
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;
•Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 7, 2024;
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2024;
•Our Current Reports on Form 8-K dated January 30, 2024, April 15, 2024, June 4, 2024, August 6, 2024 and August 14, 2024, in each case to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act;
•All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above (in each case, except for the information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K); and
•The description of our Subordinate Voting Shares contained in our registration statement on Form 8-A filed August 10, 2022 with the SEC under 12(g) of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description.
Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated by reference modifies or replaces such information. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We also incorporate by reference into this prospectus all documents (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus (including documents filed after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement).
You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address, or visiting our website:
Jushi Holdings Inc.
301 Yamato Road, Suite 3250
Boca Raton, Florida 33431
(561) 617 9100
Website: http://www.jushico.com
THE INFORMATION CONTAINED ON, OR ACCESSIBLE THROUGH, OUR WEBSITE IS NOT INCORPORATED INTO AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.
You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other that the date on the front of each document.

23,400,000 Subordinate Voting Shares Offered by Selling Shareholders

PROSPECTUS

September 13, 2024